Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-298952) on Form S-3 of Katapult Holdings, Inc. of our report dated March 25, 2026, relating to the consolidated financial statements of CCF Holdings, LLC as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025, appearing in the Registration Statement (No. 333-296909) on Form S-4 of Katapult Holdings, Inc.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Elliott Davis, PLLC

Greenville, South Carolina

October 2, 2026